Date:	August 21, 2009
For Release:	Immediate
Contact:	Investor Contact:
	Gary J. Morgan,	Joseph Hassett, VP
	Senior Vice President of Finance, CFO	Gregory FCA Communications
	215-723-6751	610-228-2110

Met-Pro Corporation Announces Second Quarter Financial Results

Harleysville, PA, August 21, 2009 – Raymond J. De Hont, Chairman and Chief Executive Officer of Met-Pro Corporation (NYSE: MPR), today announced the Company’s financial results for the second quarter ended July 31, 2009.

Net sales for the second quarter ended July 31, 2009 were $20.9 million compared with net sales of $28.1 million for the same quarter last year. Net income totaled $1.2 million and earnings were $0.08 per diluted share for the second quarter, compared with net income of $2.7 million and earnings of $0.18 per diluted share for the second quarter of last year.

“The second quarter again demonstrated the resiliency of our business model, as we sustained gross margins and improved operating efficiencies to generate profits and cash despite one of the most challenging quarters in our history,” stated De Hont. “It is important to note that while credit markets remain tight, our cash position is at record levels. Our overall results, however, continued to reflect weakness in our large project and industrial markets, where demand seems to be lagging general economic conditions despite resurgence of quotation activity, especially in municipal markets where the Federal stimulus program is beginning to take effect. In the second quarter of this year, we also absorbed additional pension, health benefits and stock compensation expenses that were higher than last year. Our efficiency initiatives, including global sourcing, more effective logistics, and lean manufacturing, as well as the ability of our flexible manufacturing strategy to quickly adjust costs to match our level of business activity enabled us to achieve 34% gross margins in the second quarter, consistent with the same quarter a year ago, despite revenue levels being down more than 20%.”

During the first half of the current fiscal year, the Company generated $10.1 million in cash flow from operating activities, increasing the July 31, 2009 cash position to a record $29.2 million. As a result, the Company’s balance sheet remains very strong.

De Hont added, “Economic conditions are still posing a challenge, as evidenced by the continuing effect the global slowdown has had on our markets. In the second quarter, bookings were $19.4 million compared with $25.7 million for the same quarter last year. The first half of this year has been one of the weakest in recent memory. We are very conscious of the uncertainty that remains in the markets we serve, and continue to focus on maintaining a very strong financial position, increasing operating efficiency, sustaining profitability, and generating positive cash flow. We remain committed to intelligently investing in our business to achieve these objectives regardless of economic conditions and firmly believe by doing so we will increase our competitive advantage once market growth returns.”

Net sales for the six months ended July 31, 2009 were $40.5 million compared with $50.8 million for the same period last year. Net income for the first half ended July 31, 2009 totaled $2.1 million compared with $4.6 million for the same period last year. For the first half ended July 31, 2009, earnings were $0.15 per fully diluted share compared with earnings of $0.30 per fully diluted share for last year’s first half.

On June 3, 2009, the Company declared a quarterly dividend of $0.06 per share payable September 11, 2009 to shareholders of record at the close of business on August 28, 2009. The current quarterly dividend represents a 9.1% increase over the same period last year. This is the thirty-fourth consecutive year the Company has paid a cash or stock dividend.

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Met-Pro Corporation/Page 2

Mr. De Hont and Gary J. Morgan, Senior Vice President of Finance and Chief Financial Officer will hold a conference call for investors today, August 21, 2009, at 11:00 AM (Eastern). Met-Pro’s earnings release and the accompanying financial supplement, which includes significant financial information to be discussed during the conference call, will be available on Met-Pro’s Investor Relations website at www.met-pro.com/html/invrel.htm.

Interested persons who wish to hear the live webcast should go to the Met-Pro Corporation website prior to the starting time to register, download and install any necessary audio software.

You may also participate by calling the US/Canada Dial-In # 877-818-7738 or the International Dial-In # 706-643-9333 (conference ID 22593763) at 10:55 AM (Eastern) on August 21, 2009. A taped replay of the conference call will be available within two hours of the conclusion of the call and until September 5, 2009. To access the taped replay, call the US/Canada Dial-In # 800-642-1687 or the International Dial-In # 706-645-9291 and enter conference ID 22593763.

About Met-Pro

Met-Pro Corporation, with headquarters at 160 Cassell Road, Harleysville, Pennsylvania, was recently recognized as one of “America’s Fastest Growing Small Companies” by Fortune Small Business magazine. In 2008, the Company was also named one of America’s “200 Best Small Companies” by Forbes magazine for the third year in a row. Through its business units in the United States, Canada, Europe and The People's Republic of China, a wide range of products and services is offered for industrial, commercial, municipal and residential markets worldwide. These include product recovery and pollution control technologies for purification of air and liquids; fluid handling technologies for corrosive, abrasive and high temperature liquids; Mefiag filtration technologies for harsh, corrosive liquid filtration applications; and filtration and purification technologies which include proprietary water treatment chemicals and filter products for air and liquid filtration. For more information, please visit www.met-pro.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this news release, and other materials filed or to be filed with the Securities and Exchange Commission (as well as information included in oral or other written statements made or to be made by the Company), contain statements that are forward-looking. Such statements may relate to plans for future expansion, business development activities, capital spending, financing, the effects of regulation and competition, or anticipated sales or earnings results. Such information involves risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those relating to, the cancellation or delay of purchase orders and shipments, product development activities, computer systems implementation, dependence on existing management, the continuation of effective cost and quality control measures, retention of customers, global economic and market conditions, and changes in federal or state laws.

Met-Pro common shares are traded on the New York Stock Exchange, symbol MPR.

To obtain an Annual Report or additional information on the Company, please call 215-723-6751 and ask for the Investor Relations Department, or visit the Company’s website at www.met-pro.com.

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Met-Pro Corporation/Page 3

Met-Pro Corporation
Consolidated Statement of Operations
(unaudited)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2009	2008	2009	2008
Net sales	$20,885,583	$28,145,718	$40,526,591	$50,802,192
Cost of goods sold	13,779,630	18,512,670	26,407,670	33,576,920
Gross profit	7,105,953	9,633,048	14,118,921	17,225,272

Operating expenses
Selling	2,520,401	2,720,519	5,048,933	4,972,595
General and administrative	2,815,950	2,907,338	5,828,277	5,551,257
Income from operations	1,769,602	4,005,191	3,241,711	6,701,420

Interest expense	(53,632)	(63,705)	(107,455)	(128,766)
Other income, net	62,787	123,115	76,752	298,930
Income before taxes	1,778,757	4,064,601	3,211,008	6,871,584

Provision for taxes	595,889	1,361,640	1,075,691	2,242,978

Net income	$1,182,868	$2,702,961	$2,135,317	$4,628,606

Basic earnings per share	$.08	$.18	$.15	$.31
Diluted earnings per share	$.08	$.18	$.15	$.30

Average common shares outstanding:
Basic shares	14,600,109	15,040,659	14,600,109	15,044,176
Diluted shares	14,660,511	15,375,261	14,672,811	15,402,394

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Met-Pro Corporation/Page 4

Met-Pro Corporation
Consolidated Balance Sheet
(unaudited)

	July 31, 2009	January 31, 2009
Assets
Current assets
Cash and cash equivalents	$29,194,993	$21,749,653
Accounts receivable, net of allowance for doubtful
accounts of approximately $238,000 and
$167,000, respectively	13,893,905	20,177,672
Inventories	18,205,092	20,236,865
Prepaid expenses, deposits and other current assets	1,323,203	1,997,542
Total current assets	62,617,193	64,161,732

Property, plant and equipment, net	20,036,567	19,389,597
Costs in excess of net assets of businesses acquired, net	20,798,913	20,798,913
Other assets	669,402	402,062
Total assets	$104,122,075	$104,752,304

Liabilities and shareholders’ equity
Current liabilities
Current portion of long-term debt	$965,741	$746,042
Accounts payable	3,728,442	5,464,629
Accrued salaries, wages and expenses	3,757,040	4,546,199
Dividend payable	876,007	876,007
Customers’ advances	351,803	356,008
Deferred income taxes	250,782	250,782
Total current liabilities	9,929,815	12,239,667

Long-term debt	3,815,542	3,753,228
Other non-current liabilities	9,068,469	8,855,912
Deferred income taxes	1,158,904	1,126,016
Total liabilities	23,972,730	25,974,823

Shareholders’ equity
Common shares, $.10 par value; 36,000,000 shares
authorized, 15,928,679 shares issued,
of which 1,328,570 shares were reacquired
and held in treasury at the respective dates	1,592,868	1,592,868
Additional paid-in capital	2,794,946	2,465,193
Retained earnings	90,110,613	89,727,308
Accumulated other comprehensive loss	(3,665,487)	(4,324,293)
Treasury shares, at cost	(10,683,595)	(10,683,595)
Total shareholders’ equity	80,149,345	78,777,481
Total liabilities and shareholders’ equity	$104,122,075	$104,752,304

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Met-Pro Corporation/Page 5

Met-Pro Corporation
Consolidated Business Segment Data
(unaudited)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2009	2008	2009	2008
Net sales
Product recovery/pollution control technologies	$10,318,060	$14,186,154	$17,888,042	$23,690,946
Fluid handling technologies	5,731,503	7,868,337	12,709,965	14,856,920
Mefiag filtration technologies	1,991,682	3,050,017	4,478,932	6,305,172
Filtration/purification technologies	2,844,338	3,041,210	5,449,652	5,949,154
	$20,885,583	$28,145,718	$40,526,591	$50,802,192

Income (loss) from operations
Product recovery/pollution control technologies	$903,152	$1,699,022	$1,048,355	$2,591,273
Fluid handling technologies	971,076	1,857,018	2,277,081	3,236,972
Mefiag filtration technologies	(143,031)	178,774	(158,434)	337,902
Filtration/purification technologies	38,405	270,377	74,709	535,273
	$1,769,602	$4,005,191	$3,241,711	$6,701,420

			July 31,	January 31,
			2009	2009
Identifiable Assets
Product recovery/pollution control technologies			$34,438,214	$39,623,284
Fluid handling technologies			19,804,884	22,056,812
Mefiag filtration technologies			11,732,099	11,410,677
Filtration/purification technologies			8,851,353	9,369,905
			74,826,550	82,460,678
Corporate			29,295,525	22,291,626
			$104,122,075	$104,752,304

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Met-Pro Corporation/Page 6

Met-Pro Corporation
Consolidated Statement of Cash Flows
(unaudited)

	Six Months Ended July 31,
	2009	2008
Increase (Decrease) in Cash and Cash Equivalents

Cash flows from operating activities
Net income	$2,135,317	$4,628,606
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	980,752	956,311
Deferred income taxes	(1,195)	4,075
(Gain) on sale of property and equipment, net	(13,695)	(7,389)
Stock-based compensation	329,753	216,102
Allowance for doubtful accounts	71,397	18,454
Decrease in operating assets:
Accounts receivable	6,484,484	479,529
Inventories	2,250,735	190,093
Prepaid expenses, deposits and other current assets	425,126	552,804
Increase (decrease) in operating liabilities:
Accounts payable and accrued expenses	(2,768,636)	(2,887,814)
Customers’ advances	(4,960)	539,328
Other non-current liabilities	212,557	(458,128)

Net cash provided by operating activities	10,101,635	4,231,971

Cash flows from investing activities
Proceeds from sale of property and equipment	20,382	10,000
Acquisitions of property and equipment	(1,262,800)	(962,458)

Net cash used in investing activities	(1,242,418)	(952,458)

Cash flows from financing activities
Proceeds from new borrowing	485,336	–
Reduction of debt	(238,287)	(764,991)
Exercise of stock options	–	468,436
Payment of dividends	(1,752,013)	(1,654,277)
Acquisition of treasury stock	–	(552,255)

Net cash used in financing activities	(1,504,964)	(2,503,087)
Effect of exchange rate changes on cash	91,087	(18,903)

Net increase in cash and cash equivalents	7,445,340	757,523

Cash and cash equivalents at February 1	21,749,653	21,906,877

Cash and cash equivalents at July 31	$29,194,993	$22,664,400

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